EXHIBIT 10.10


                   SIXTH AMENDMENT TO REIMBURSEMENT AGREEMENT

     THIS SIXTH AMENDMENT TO REIMBURSEMENT AGREEMENT (this "Amendment") is entered into as of November 8, 2002, by and between 3D SYSTEMS CORPORATION, a Delaware corporation ("Company"), and WELLS FARGO BANK WEST, NATIONAL ASSOCIATION formerly known as Norwest Bank Colorado, National Association ("Reimbursement Bank").

                                    RECITALS

     WHEREAS, Company and Reimbursement Bank have entered into that certain Reimbursement Agreement dated as of August 1, 1996, as amended from time to time ("Reimbursement Agreement") to provide for the reimbursement of a letter of credit issued to support the Issuance of Mesa County, Colorado, Industrial Development Revenue Bonds in the principal amount of $4,900,000.00.

     WHEREAS, Reimbursement Bank and Company have agreed to certain changes in the terms and conditions set for in the Reimbursement Agreement and have agreed to amend the Reimbursement Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Reimbursement Agreement shall be amended effective January 1, 2003, as follows:

1. Section 8.6, is hereby deleted in its entirety, and the following substituted therefor:

     8.6 Fixed Charge Coverage Ratio. Permit the Company's fixed Charge Coverage Ratio to be less than 1.0 at the end of the first quarter, March 2003; 1.20 at the end of the second quarter, June 2003; and 1.25 at the end of the third quarter, 2003 and for each quarter end thereafter. The Fixed Charge Coverage Ratio is defined as EBITDA, less distributions to shareholders, plus subordinated shareholder infusion, less taxes paid and less unfinanced capital expenditures; divided by the principal portion of long term debt payments, and interest expenses both measured cumulative year-to-date and annualized. "EBITDA" means net profit before tax from normal business operations, plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense and is measured cumulative year-to-date and annualized.

     Except as specifically provided herein, all terms and conditions of the Reimbursement Agreement remain in full force anti effect, without waiver or modification. All terms defined in the Reimbursement Agreement shell have the same meaning when used in fids Agreement. This Amendment and the Reimbursement Agreement shall be read together, as one document.

     IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed as of the day and year first written above.


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        COMPANY:                                REIMBURSEMENT BANK

        3D SYSTEMS CORPORATION                 WELLS FARGO BANK WEST, NATIONAL
                                               ASSOCIATION, f/k/a Norwest Bank
                                               Colorado, National Association


By: /S/ E. JAMES SELZER                        By:  /S/ KATIE AMES
   -----------------------------                  -----------------------------
     E. James Selzer                                Katie Ames
     Sr. Vice President,                            Vice President
     Chief Financial Officer